EXHIBIT 99.1

American Financial Group Announces

Agreement To Sell Chatham Bars Inn

Cincinnati, Ohio - April 19, 2006 - American Financial Group, Inc. (NYSE/NASDAQ: AFG) today announced that its 81%-owned subsidiary, Great American Financial Resources, Inc. ("GAFRI"), has reached an agreement to sell Chatham Bars Inn, its resort-hotel property located on Cape Cod, Massachusetts, for $166 million. The sale, which is subject to customary closing conditions, is expected to close in the second quarter of 2006. AFG expects to recognize an after-tax gain of approximately $27 - $29 million ($0.34 - $.36 per share), after transaction costs, the write-off of certain deferred annuity acquisition costs associated with the gain recognition and minority interest. GAFRI has owned and operated the hotel since 1993.

Craig Lindner, AFG's Co-Chief Executive Officer and GAFRI's CEO, commented, "Chatham Bars Inn is one of the most unique hotel properties in the United States and has been a very profitable investment for us. This sale demonstrates the strength of our investment management operation. This sale will provide additional capital to be utilized to grow GAFRI's core insurance operations organically and through acquisitions."

Through the operations of the Great American Insurance Group, AFG is engaged primarily in property and casualty insurance, focusing on specialized commercial products for businesses, and in the sale of retirement annuities, supplemental insurance and life products.

This press release contains certain statements that may be deemed to be "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements in this press release not dealing with historical results are forward-looking and are based on estimates, assumptions and projections. Examples of such forward-looking statements include statements relating to: the Company's expectations concerning the amount of gain to be realized, transaction costs to be incurred and the amount of deferred acquisition costs associated with the gain recognition. Actual results could differ materially from those expected by AFG.
Contact:	Anne N. Watson	Web Sites:	www.afginc.com
	Vice President-Investor Relations		www.GreatAmericanInsurance.com
(513) 579-6652

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